For further information:         TRADED: NYSE (IEX)                            EX-99.1
Investor Contact:
Allison S. Lausas
Vice President and Chief Accounting Officer
(847) 498-7070

IDEX REPORTS STRONG FOURTH QUARTER AND RECORD FULL YEAR 2022 RESULTS

Fourth Quarter Highlights
(All comparisons against the fourth quarter of 2021 unless otherwise noted)
•Reported EPS of $1.71, up 10% and adjusted EPS of $2.01, up 18%
•Orders of $803.4 million, up 1% overall and 1% organically
•Sales of $810.7 million, up 13% overall and 12% organically
•Net income of $130.0 million; net income margin of 16.0%, down 60 basis points
•Adjusted EBITDA of $218.9 million; Adjusted EBITDA margin of 27.0%, up 10 basis points

Full Year Highlights
(All comparisons against the full year 2021 unless otherwise noted)
•Record reported EPS of $7.71, up 31% and record adjusted EPS of $8.12, up 18%
•Record orders of $3.3 billion, up 8% overall and 5% organically
•Record sales of $3.2 billion, up 15% overall and 13% organically
•Net income of $586.7 million; net income margin of 18.4%, up 210 basis points
•Record Adjusted EBITDA of $884.2 million; Adjusted EBITDA margin of 27.9%, up 20 basis points
•Invested more than $1 billion for acquisitions, capital projects and share repurchases

NORTHBROOK, IL, JANUARY 31, 2023 - IDEX Corporation (NYSE: IEX) today announced its financial results for the quarter and year ended December 31, 2022.

“IDEX achieved another record year in 2022, and our teams continue to deliver on multiple fronts,” said Eric D. Ashleman, IDEX Corporation Chief Executive Officer and President. “We expanded capacity and throughput to better meet customer expectations. We applied focused innovation to solve tough problems for our best customers, driving above-market performance and continued strong price capture while deploying record capital to bring three high quality growth businesses into the portfolio to support our future goals.”

“We anticipate 2023 will be an uncertain period of transition as we calibrate with customers to adjust to compression within the end-to-end order fulfillment cycle as well as broader global macroeconomic shifts. IDEX faces all of that within a short cycle framework which limits visibility, but supports quick adaptation and business alignment. We continue to monitor conditions across our diverse portfolio of businesses and expect to course-correct quickly as conditions warrant. Regardless of market conditions, we believe IDEX teams are prepared to navigate the challenges and opportunities ahead.”

2023 Outlook
Full year 2023 organic sales growth is projected to be 1 to 5 percent, with GAAP EPS of $7.55 to $7.85 (adjusted EPS of $8.50 to $8.80). We will continue to monitor market signals and provide updates as we progress through the year.

First quarter 2023 organic sales growth is projected to be 3 to 5 percent, with GAAP EPS of $1.74 to $1.79 (adjusted EPS of $1.98 to $2.03). The first quarter guide reflects specific short-term pressure on results driven by OEM shipment delays and timing of the recognition of share-based compensation.

Consolidated Results

	For the Quarter Ended December 31,			For the Year Ended December 31,
(Dollars in millions, except per share amounts)	2022	2021	Increase (Decrease)	2022	2021	Increase (Decrease)
Net sales	$810.7	$714.8	$95.9	$3,181.9	$2,764.8	$417.1
Organic net sales growth*			12%			13%
Net income attributable to IDEX	$130.0	$118.8	$11.2	$586.9	$449.4	$137.5
Adjusted net income attributable to IDEX*	152.8	130.6	22.2	618.1	525.1	93.0
Diluted EPS attributable to IDEX	1.71	1.55	0.16	7.71	5.88	1.83
Adjusted diluted EPS attributable to IDEX*	2.01	1.71	0.30	8.12	6.87	1.25
Adjusted EBITDA*	218.9	192.4	26.5	884.2	765.4	118.8
Cash flow from operating activities	167.3	163.1	4.2	557.4	565.3	(7.9)
Free cash flow*	147.3	135.9	11.4	489.4	492.6	(3.2)
Gross margin	42.6%	44.0%	(140) bps	44.8%	44.3%	50 bps
Adjusted gross margin*	43.6%	44.0%	(40) bps	44.8%	44.7%	10 bps
Net income margin	16.0%	16.6%	(60) bps	18.4%	16.3%	210 bps
Adjusted EBITDA margin*	27.0%	26.9%	10 bps	27.9%	27.7%	20 bps
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable GAAP financial measures in the reconciliation tables at the end of this release.

Net Sales
Fourth quarter 2022 sales of $810.7 million reflected a 13 percent increase compared with the prior year period (+12 percent organic, +5 percent acquisitions/divestitures and -4 percent foreign currency translation).

Full year 2022 sales of $3,181.9 million reflected a 15 percent increase compared with 2021 (+13 percent organic, +5 percent acquisitions/divestitures, +1 percent impact from the exit of a COVID-19 testing application and -4 percent foreign currency translation).

Gross Margin
Fourth quarter 2022 gross margin of 42.6 percent decreased 140 basis points compared with the prior year period and included the unfavorable impact of the fair value inventory step-up charge related to the acquisition of Muon B.V. and its subsidiaries ("Muon Group"). The decrease was primarily due to the dilutive impact of acquisitions, increases in employee-related costs and unfavorable mix, partially offset by favorable price/cost and higher volume leverage. Adjusted gross margin, which excludes the fair value inventory step-up charge, decreased 40 basis points compared with the prior year period.

Full year 2022 gross margin of 44.8 percent increased 50 basis points compared with 2021 primarily due to higher volume leverage, favorable price/cost and productivity and the acceleration of previously deferred revenue related to the exit of a COVID-19 testing application, partially offset by increases in employee-related costs. Adjusted gross margin, which excludes the acceleration of previously deferred revenue and fair value inventory step-up charges, increased 10 basis points compared with 2021.

Net Income and Earnings per Share Attributable to IDEX
Fourth quarter 2022 net income attributable to IDEX increased $11.2 million to $130.0 million, which resulted in EPS attributable to IDEX of $1.71 per share. The fourth quarter 2022 effective tax rate of 20.5 percent decreased compared with the fourth quarter 2021 effective tax rate of 22.5 percent primarily due to foreign currency impacts realized in connection with the funding of the acquisition of Muon Group.

Adjusted EPS attributable to IDEX, which reflects the impact of non-GAAP adjustments, net of related taxes, was $2.01 per share, an increase of $0.30 per share, or 17.5 percent, from the prior year period.
Full year 2022 net income attributable to IDEX increased $137.5 million to $586.9 million, which resulted in EPS attributable to IDEX of $7.71 per share. The 2022 effective tax rate of 21.7 percent decreased compared with the 2021 effective tax rate of 22.5 percent primarily due to tax benefits realized from the divestiture of Knight LLC ("Knight") as well as from realizing foreign currency impacts in connection with the funding of the acquisition of Muon Group. Adjusted EPS attributable to IDEX, which reflects the impact of non-GAAP adjustments, net of related taxes, was $8.12 per share, an increase of $1.25 per share, or 18.2 percent, from 2021.

Net Income Margin and Adjusted EBITDA Margin
Fourth quarter 2022 net income margin of 16.0 percent decreased 60 basis points compared with the prior year period. The decrease was driven by higher fair value inventory step-up charges and amortization on new acquisitions. Additionally, favorable price/cost and higher volume leverage were partially offset by increases in employee-related costs, discretionary spending and resource investments and unfavorable mix. Fourth quarter 2022 Adjusted EBITDA margin of 27.0 percent, which reflects the impact of non-GAAP adjustments, increased 10 basis points compared with the prior year period.

Full year 2022 net income margin of 18.4 percent increased 210 basis points compared with 2021. The increase was driven by the gain on sale of a business, higher amortization on new acquisitions and the prior year losses related to early debt redemption and U.S. pension plan termination activities, both of which did not reoccur in 2022. Additionally, higher volume leverage and favorable price/cost were partially offset by increases in employee-related costs, discretionary spending and resource investments. Full year 2022 Adjusted EBITDA margin of 27.9 percent, which reflects the impact of non-GAAP adjustments, increased 20 basis points compared with 2021.

Cash Flow
Fourth quarter 2022 cash from operations of $167.3 million was up compared with the prior year period primarily due to favorable cash contributions from working capital changes as compared to the prior year period. Full year 2022 cash from operations of $557.4 million was down compared with 2021 as higher earnings were offset by an increased investment in working capital. Fourth quarter 2022 free cash flow of $147.3 million was 96 percent of adjusted net income attributable to IDEX, while full year 2022 free cash flow of $489.4 million was 79 percent of adjusted net income attributable to IDEX.

Segment Highlights

Segment Measure
During the fourth quarter of 2022, IDEX changed the segment measure of profit and loss used by the Chief Operating Decision Maker ("CODM") in accordance with Accounting Standards Codification ("ASC") 280, Segment Reporting, from operating income to adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA"). Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, or EBITDA, before fair value inventory step-up charges, restructuring expenses and asset impairments, the impact from the exit of a COVID-19 testing application, the gain on sale of a business, the gains on sales of assets, the impact of the settlement of a corporate transaction indemnity, the loss on early debt redemption and the noncash loss related to the termination of the U.S. pension plan, net of curtailment. The change in segment measure of profit and loss aligns with how the CODM allocates resources and evaluates the performance of the business. It also allows the Company to better assess operating results over time since it excludes items that are not reflective of ongoing operations.

Fluid & Metering Technologies ("FMT")

	For the Quarter Ended December 31,
(Dollars in millions)	2022	2021	Increase (Decrease)
Net sales	$287.8	$252.8	$35.0
Adjusted EBITDA	86.4	71.2	15.2
Adjusted EBITDA margin	30.0%	28.2%	180 bps

•Fourth quarter 2022 sales of $287.8 million reflected a 14 percent increase compared with the prior year period (+9 percent organic, +8 percent acquisitions/divestitures and -3 percent foreign currency translation).
•Fourth quarter 2022 Adjusted EBITDA margin was 30.0 percent, up 180 basis points compared with the prior year period primarily due to strong price/cost and favorable productivity, partially offset by increases in employee-related costs, discretionary spending and resource investments as well as the dilutive impact of acquisitions.

Health & Science Technologies ("HST")

	For the Quarter Ended December 31,
(Dollars in millions)	2022	2021	Increase (Decrease)
Net sales	$353.0	$294.1	$58.9
Adjusted EBITDA	107.0	93.4	13.6
Adjusted EBITDA margin	30.3%	31.8%	(150) bps

•Fourth quarter 2022 sales of $353.0 million reflected a 20 percent increase compared with the prior year period (+19 percent organic, +5 percent acquisitions/divestitures and -4 percent foreign currency translation).
•Fourth quarter 2022 Adjusted EBITDA margin was 30.3 percent, down 150 basis points compared with the prior year period primarily due to lower productivity and unfavorable mix as well as increases in employee-related costs, discretionary spending and resource investments, partially offset by higher volume leverage and favorable price/cost.

Fire & Safety/Diversified Products ("FSDP")

	For the Quarter Ended December 31,
(Dollars in millions)	2022	2021	Increase (Decrease)
Net sales	$170.9	$168.5	$2.4
Adjusted EBITDA	46.6	47.6	(1.0)
Adjusted EBITDA margin	27.3%	28.2%	(90) bps

•Fourth quarter 2022 sales of $170.9 million reflected a 1 percent increase compared with the prior year period (+6 percent organic and -5 percent foreign currency translation).
•Fourth quarter 2022 Adjusted EBITDA margin was 27.3 percent, down 90 basis points compared with the prior year period primarily due to increases in employee-related costs and unfavorable mix due to lower Dispensing sales, partially offset by positive price/cost.

Corporate Costs
Corporate costs included in consolidated Adjusted EBITDA were $21.1 million and $85.7 million in the fourth quarter and full year 2022, respectively, an increase of $1.3 million and $12.5 million compared with the same prior year periods. The increases were primarily driven by higher employee-related and discretionary costs.

Acquisition
On November 18, 2022, the Company acquired Muon Group. Muon Group manufactures highly precise flow paths in a variety of materials that enable the movement of various liquids and gases in critical applications for medical, semiconductor, food processing, digital printing and filtration technologies. Headquartered in the Netherlands, Muon Group operates in the Company’s Scientific Fluidics & Optics reporting unit within the HST segment. Muon Group was acquired for cash consideration of $713.0 million, net of cash acquired. The purchase price was funded using a combination of cash on hand, borrowings under the Company's Revolving Facility and a $200.0 million term loan. At December 31, 2022, there was $77.7 million outstanding under the Revolving Facility.

Divestiture
On September 9, 2022, the Company completed the sale of Knight for proceeds of $49.4 million, net of cash remitted, resulting in a pre-tax gain on the sale of $34.8 million. The results of Knight were reported within the FMT segment.

Exit of a COVID-19 Testing Application
In the second quarter of 2020, the Company engaged in the development of a COVID-19 testing application with a customer at one of its businesses in the HST segment. As part of this contract, the customer fully funded the $28.7 million investment needed to complete the development and production of microfluidic cartridges during 2020 and 2021. The costs incurred by the Company were primarily recorded as Property, plant & equipment and were being depreciated over the expected life of the assets, while the reimbursement was recorded as Deferred revenue and was being recognized as units were shipped.

In the third quarter of 2022, the Company was informed by the customer of its decision to discontinue further investment in commercializing its COVID-19 testing application, resulting in an impairment charge of $16.8 million and an acceleration of previously deferred revenue of $17.9 million related to units that are no longer expected to be shipped for a net operating income impact of $1.1 million.

Conference Call to be Broadcast over the Internet
IDEX will broadcast its fourth quarter earnings conference call over the Internet on Wednesday, February 1, 2023 at 9:30 a.m. CT. Chief Executive Officer and President Eric Ashleman and Senior Vice

President and Chief Financial Officer William Grogan will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13734461.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the Company’s first quarter 2023 and full year 2023 outlook including expected organic sales growth, expected earnings per share and adjusted earnings per share, and the assumptions underlying these expectations, anticipated future acquisition behavior and capital deployment, availability of cash and financing alternatives and the anticipated benefits of the Company’s acquisitions, including the acquisitions of ABEL Pumps, L.P. and certain of its affiliates, Airtech Group, Inc., US Valve Corporation and related entities ("Airtech"), Nexsight, LLC and its businesses Envirosight, WinCan, MyTana and Pipeline Renewal Technologies (“Nexsight”), KZ CO. ("KZValve") and Muon Group, and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “guidance,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: the impact of health epidemics and pandemics, including the COVID-19 pandemic, and the impact of related governmental actions, on the Company’s ability to operate its business and facilities, on its customers, on supply chains and on the U.S. and global economy generally; economic and political consequences resulting from terrorist attacks and wars, including Russia's invasion of Ukraine and the global response to this invasion, which, along with the ongoing effects of the COVID-19 pandemic, could have an adverse impact on the Company's business by creating disruptions in the global supply chain and by potentially having an adverse impact on the global economy; levels of industrial activity and economic conditions in the U.S. and other countries around the world, including uncertainties in the financial markets; pricing pressures, including inflation and rising interest rates, and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and the Company’s results; the Company’s ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the Company operates; developments with respect to trade policy and tariffs; interest rates; capacity utilization and the effect this has on costs; labor markets; supply chain backlogs, including risks affecting component availability, labor inefficiencies and freight logistical challenges; market conditions and material costs; risks related to environmental, social and corporate governance issues, including those related to climate change and sustainability; and developments with respect to contingencies, such as litigation and environmental matters. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K and the Company’s subsequent quarterly reports filed with the Securities and Exchange Commission (“SEC”) and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX (NYSE: IEX) makes thousands of products and mission-critical components that improve everyday life all around you. If you enjoy chocolate, it quite possibly passed through a Viking® internal gear pump at the candy factory. If you were ever in a car accident, emergency workers may have used the Hurst Jaws of Life® rescue tool to save your life. If your doctor ordered a DNA test to predict your risk of disease or determine a course of treatment, the lab may have used equipment containing components made by IDEX Health & Science. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call over 50 diverse businesses around the world part of the IDEX family. With more than 8,500 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global company with over $3.1 billion in annual sales, committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.
(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Income
(in millions except per share amounts)
(unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net sales	$810.7	$714.8	$3,181.9	$2,764.8
Cost of sales	465.0	400.6	1,755.0	1,540.3
Gross profit	345.7	314.2	1,426.9	1,224.5
Selling, general and administrative expenses	169.0	151.5	652.7	578.2
Restructuring expenses and asset impairments	1.7	0.7	22.8	9.3
Operating income	175.0	162.0	751.4	637.0
Gain on sale of business	—	—	(34.8)	—
Other (income) expense - net	(0.6)	(0.8)	(3.9)	16.2
Interest expense	12.1	9.6	40.7	41.0
Income before income taxes	163.5	153.2	749.4	579.8
Provision for income taxes	33.5	34.5	162.7	130.5
Net income	$130.0	$118.7	$586.7	$449.3
Net loss attributable to noncontrolling interest	—	0.1	0.2	0.1
Net income attributable to IDEX	$130.0	$118.8	$586.9	$449.4

Earnings per Common Share:
Basic earnings per common share attributable to IDEX	$1.72	$1.56	$7.74	$5.91
Diluted earnings per common share attributable to IDEX	$1.71	$1.55	$7.71	$5.88

Share Data:
Basic weighted average common shares outstanding	75.5	76.1	75.7	76.0
Diluted weighted average common shares outstanding	75.9	76.5	76.0	76.4

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$430.2	$855.4
Receivables - net	442.8	356.4
Inventories	470.9	370.4
Other current assets	55.4	95.8
Total current assets	1,399.3	1,678.0
Property, plant and equipment - net	382.1	327.3
Goodwill and intangible assets	3,585.9	2,765.0
Other noncurrent assets	144.6	146.9
Total assets	$5,511.9	$4,917.2

Liabilities and equity
Current liabilities
Trade accounts payable	$208.9	$178.8
Accrued expenses	289.1	259.8
Dividends payable	45.6	41.4
Total current liabilities	543.6	480.0
Long-term borrowings	1,468.7	1,190.3
Other noncurrent liabilities	460.0	443.8
Total liabilities	2,472.3	2,114.1
Shareholders' equity	3,039.3	2,803.1
Noncontrolling interest	0.3	—
Total equity	3,039.6	2,803.1
Total liabilities and equity	$5,511.9	$4,917.2

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	For the Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net income	$586.7	$449.3
Adjustments to reconcile net income to net cash provided by operating activities:
Gains on sales of assets	(3.5)	—
Gain on sale of business	(34.8)	—
Asset impairments	17.4	0.8
Depreciation and amortization	50.7	46.6
Amortization of intangible assets	69.0	56.4
Amortization of debt issuance expenses	1.7	1.7
Share-based compensation expense	21.6	20.4
Deferred income taxes	(18.5)	(6.1)
Non-cash interest expense associated with forward starting swaps	—	3.3
Termination of the U.S. pension plan, net of curtailment	—	8.6
Changes in (net of the effect from acquisitions/divestitures and foreign exchange):
Receivables	(71.7)	(49.4)
Inventories	(72.4)	(46.1)
Other current assets	(0.5)	9.0
Trade accounts payable	17.6	22.9
Deferred revenue	(25.0)	19.8
Accrued expenses	16.6	25.8
Other - net	2.5	2.3
Net cash flows provided by operating activities	557.4	565.3
Cash flows from investing activities
Purchases of property, plant and equipment	(68.0)	(72.7)
Acquisition of businesses, net of cash acquired	(945.6)	(577.4)
Note receivable from collaborative partner	(3.0)	(4.2)
Proceeds from disposal of fixed assets	8.9	—
Proceeds from sale of business, net of cash remitted	49.4	—
Purchase of available-for-sale securities	—	(45.2)
Proceeds from sale of available-for-sale securities	39.7	—
Other - net	1.4	1.4
Net cash flows used in investing activities	(917.2)	(698.1)
Cash flows from financing activities
Borrowings under revolving credit facilities	210.4	—
Payments under revolving credit facilities	(135.0)	—
Proceeds from issuance of long-term borrowings	200.0	499.4
Payment of long-term borrowings	—	(350.1)
Payment of make-whole redemption premium	—	(6.7)
Debt issuance costs	(2.3)	(4.6)
Dividends paid	(177.4)	(161.1)
Proceeds from stock option exercises	19.3	19.7
Repurchases of common stock	(148.1)	—
Shares surrendered for tax withholding	(5.2)	(6.1)
Net cash flows used in financing activities	(38.3)	(9.5)
Effect of exchange rate changes on cash and cash equivalents	(27.1)	(28.2)
Net decrease in cash	(425.2)	(170.5)
Cash and cash equivalents at beginning of year	855.4	1,025.9
Cash and cash equivalents at end of year	$430.2	$855.4

IDEX CORPORATION
Company and Segment Financial Information
(dollars in millions)
(unaudited)

		For the Quarter Ended December 31, (a)		For the Year Ended December 31, (a)
		2022	2021	2022	2021
	Fluid & Metering Technologies
	Net sales	$287.8	$252.8	$1,167.3	$998.7
	Adjusted EBITDA(c)	86.4	71.2	374.2	297.0
	Adjusted EBITDA margin	30.0%	28.2%	32.1%	29.7%
	Depreciation	$4.1	$4.0	$16.1	$15.9
	Amortization	5.7	3.7	20.8	14.6
	Capital expenditures	7.9	8.1	25.3	21.0

	Health & Science Technologies
	Net sales	$353.0	$294.1	$1,339.2	$1,121.8
	Adjusted net sales(b)			1,321.3
	Adjusted EBITDA(c)	107.0	93.4	411.8	355.9
	Adjusted EBITDA margin	30.3%	31.8%	31.2%	31.7%
	Depreciation	$7.3	$8.0	$25.7	$21.6
	Amortization	12.4	10.3	41.6	35.1
	Capital expenditures	9.1	14.2	32.0	41.5

	Fire & Safety/Diversified Products
	Net sales	$170.9	$168.5	$679.2	$647.9
	Adjusted EBITDA(c)	46.6	47.6	183.9	185.7
	Adjusted EBITDA margin	27.3%	28.2%	27.1%	28.7%
	Depreciation	$2.1	$2.1	$8.4	$8.6
	Amortization	1.7	1.7	6.6	6.7
	Capital expenditures	3.0	4.9	10.5	9.5

	Corporate Office and Eliminations
	Intersegment sales eliminations	$(1.0)	$(0.6)	$(3.8)	$(3.6)
	Adjusted EBITDA(b)(c)	(21.1)	(19.8)	(85.7)	(73.2)
	Depreciation	0.2	0.2	0.5	0.5
	Capital expenditures	—	—	0.2	0.7

	Company
	Net sales	$810.7	$714.8	$3,181.9	$2,764.8
	Adjusted net sales(b)			3,164.0
	Adjusted EBITDA(b)	218.9	192.4	884.2	765.4
	Adjusted EBITDA margin(b)	27.0%	26.9%	27.9%	27.7%
	Depreciation	$13.7	$14.3	$50.7	$46.6
	Amortization(d)	19.8	15.7	69.0	56.4
	Capital expenditures	20.0	27.2	68.0	72.7
(a)	Three and twelve month data includes the results of the KZValve acquisition (May 2022), the Nexsight acquisition (February 2022) and the ABEL Pumps acquisition (March 2021) in the FMT segment as well as the Muon Group acquisition (November 2022) and the Airtech acquisition (June 2021) in the HST segment from the date of acquisition. Three and twelve month data also includes the results of Knight (September 2022) in the FMT segment through the date of disposition. Twelve month data includes the results of CiDRA Precision Services (March 2021) in the HST segment through the date of disposition.
(b)
These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see the reconciliation tables below.

(c)	Segment Adjusted EBITDA excludes unallocated corporate costs which are included in Corporate Office and Eliminations.
(d)	Amortization excludes amortization of debt issuance costs.

Non-GAAP Measures of Financial Performance
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). The Company supplements certain GAAP financial performance metrics with non-GAAP financial performance metrics. Management believes these non-GAAP financial performance metrics provide investors with greater insight, transparency and a more comprehensive understanding of the financial information used by management in its financial and operational decision making because certain of these adjusted metrics exclude items not reflective of ongoing operations, such as fair value inventory step-up charges, restructuring expenses and asset impairments, the impact from the exit of a COVID-19 testing application, the gain on sale of a business, gains on sales of assets, the loss on early debt redemption, the noncash loss related to the termination of the U.S. pension plan, net of curtailment, the impact of the settlement for a corporate transaction indemnity and acquisition-related intangible asset amortization. Reconciliations of non-GAAP financial performance metrics to their most comparable GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with GAAP. Due to rounding, numbers presented throughout this and other documents may not add up or recalculate precisely. There were no adjustments to GAAP financial performance metrics other than the items noted below.

•Organic orders and sales are calculated excluding amounts from acquired or divested businesses during the first twelve months of ownership or prior to divestiture, the impact of foreign currency translation and the impact from the exit of a COVID-19 testing application.
•Adjusted net sales is calculated as net sales less the acceleration of previously deferred revenue related to the exit of a COVID-19 testing application.
•Adjusted gross profit is calculated as gross profit less the impact from the exit of a COVID-19 testing application plus fair value inventory step-up charges.
•Adjusted gross margin is calculated as adjusted gross profit divided by net sales, except for full year 2022 which is divided by adjusted net sales.
•Adjusted operating income is calculated as operating income plus fair value inventory step-up charges plus restructuring expenses and asset impairments less the net impact from the exit of a COVID-19 testing application plus the impact of the settlement for a corporate transaction indemnity.
•Adjusted operating margin is calculated as adjusted operating income divided by net sales, except for full year 2022 which is divided by adjusted net sales.
•Adjusted net income attributable to IDEX is calculated as net income attributable to IDEX plus fair value inventory step-up charges plus restructuring expenses and asset impairments less the net impact from the exit of a COVID-19 testing application less the gain on sale of a business less gains on sales of assets plus the impact of the settlement for a corporate transaction indemnity plus the loss on early debt redemption plus the noncash loss related to the termination of the U.S. pension plan, net of curtailment plus acquisition-related intangible asset amortization, all net of the statutory tax expense or benefit.
•Adjusted diluted EPS attributable to IDEX is calculated as adjusted net income attributable to IDEX divided by the diluted weighted average shares outstanding.
•Consolidated Adjusted EBITDA is calculated as consolidated earnings before interest, taxes, depreciation and amortization, or consolidated EBITDA, plus fair value inventory step-up charges plus restructuring expenses and asset impairments less the net impact from the exit of a COVID-19 testing application plus the impact of the settlement for a corporate transaction indemnity less the gain on sale of a business less gains on sales of assets plus the loss on early debt redemption plus the noncash loss related to the termination of the U.S. pension plan, net of curtailment.
•Consolidated Adjusted EBITDA margin is calculated as Consolidated Adjusted EBITDA divided by net sales, except for full year 2022 which is divided by adjusted net sales.
•Free cash flow is calculated as cash flow from operating activities less capital expenditures.

Table 1: Reconciliations of the Change in Net Sales to Organic Net Sales

	For the Quarter Ended December 31, 2022				For the Year Ended December 31, 2022
	FMT	HST	FSDP	IDEX	FMT	HST	FSDP	IDEX
Change in net sales	14%	20%	1%	13%	17%	19%	5%	15%
- Net impact from acquisitions/divestitures	8%	5%	—%	5%	7%	6%	—%	5%
- Impact from foreign currency	(3%)	(4%)	(5%)	(4%)	(3%)	(4%)	(4%)	(4%)
- Impact from the exit of a COVID-19 testing application (1)	—%	—%	—%	—%	—%	2%	—%	1%
Change in organic net sales	9%	19%	6%	12%	13%	15%	9%	13%

(1) Represents the acceleration of previously deferred revenue of $17.9 million as a result of a customer’s decision to discontinue further investment in commercializing its COVID-19 testing application. Refer to the Exit of a COVID-19 Testing Application section above for further detail.

Table 2: Reconciliations of Reported-to-Adjusted Gross Profit and Margin and Net Sales to Adjusted Net Sales (dollars in millions)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Gross profit	$345.7	$314.2	$1,426.9	$1,224.5
- Impact from the exit of a COVID-19 testing application (1)	—	—	(17.9)	—
+ Fair value inventory step-up charges	8.1	—	8.5	11.6
Adjusted gross profit	$353.8	$314.2	$1,417.5	$1,236.1

Net sales	$810.7	$714.8	$3,181.9	$2,764.8
- Impact from the exit of a COVID-19 testing application (1)			(17.9)
Adjusted net sales			$3,164.0

Gross margin	42.6%	44.0%	44.8%	44.3%
Adjusted gross margin	43.6%	44.0%	44.8%	44.7%

(1) Represents the acceleration of previously deferred revenue of $17.9 million as a result of a customer’s decision to discontinue further investment in commercializing its COVID-19 testing application. Refer to the Exit of a COVID-19 Testing Application section above for further detail.

Table 3: Reconciliations of Reported-to-Adjusted Net Income and EPS (in millions, except per share amounts)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Reported net income attributable to IDEX	$130.0	$118.8	$586.9	$449.4
+ Restructuring expenses and asset impairments	1.7	0.7	4.5	9.3
+ Tax impact on restructuring expenses and asset impairments	(0.2)	(0.1)	(0.9)	(2.2)
+ Fair value inventory step-up charges	8.1	—	8.5	11.6
+ Tax impact on fair value inventory step-up charges	(2.1)	—	(2.2)	(2.7)
- Net impact from the exit of a COVID-19 testing application(1)	—	—	(1.1)	—
+ Tax impact on the exit of a COVID-19 testing application	—	—	0.3	—
- Gain on sale of business	—	—	(34.8)	—
+ Tax impact on gain on sale of business	—	—	5.5	—
- Gains on sales of assets	—	—	(2.7)	—
+ Tax impact on gains on sales of assets	—	—	0.6	—
+ Loss on early debt redemption	—	—	—	8.6
+ Tax impact on loss on early debt redemption	—	—	—	(1.8)
+ Termination of the U.S. pension plan, net of curtailment	—	(1.1)	—	8.6
+ Tax impact on termination of the U.S. pension plan, net of curtailment	—	0.2	—	(1.9)
+ Corporate transaction indemnity	—	—	—	3.5
+ Tax impact on corporate transaction indemnity	—	—	—	(0.8)
+ Acquisition-related intangible asset amortization	19.8	15.7	69.0	56.4
+ Tax impact on acquisition-related intangible asset amortization	(4.5)	(3.6)	(15.5)	(12.9)
Adjusted net income attributable to IDEX	$152.8	$130.6	$618.1	$525.1

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Reported diluted EPS attributable to IDEX	$1.71	$1.55	$7.71	$5.88
+ Restructuring expenses and asset impairments	0.02	0.01	0.06	0.12
+ Tax impact on restructuring expenses and asset impairments	—	—	(0.01)	(0.03)
+ Fair value inventory step-up charges	0.11	—	0.11	0.15
+ Tax impact on fair value inventory step-up charges	(0.03)	—	(0.03)	(0.04)
- Net impact from the exit of a COVID-19 testing application(1)	—	—	(0.01)	—
+ Tax impact on the exit of a COVID-19 testing application	—	—	—	—
- Gain on sale of business	—	—	(0.46)	—
+ Tax impact on gain on sale of business	—	—	0.07	—
- Gains on sales of assets	—	—	(0.03)	—
+ Tax impact on gains on sales of assets	—	—	0.01	—
+ Loss on early debt redemption	—	—	—	0.11
+ Tax impact on loss on early debt redemption	—	—	—	(0.02)
+ Termination of the U.S. pension plan, net of curtailment	—	(0.01)	—	0.11
+ Tax impact on termination of the U.S. pension plan, net of curtailment	—	—	—	(0.02)
+ Corporate transaction indemnity	—	—	—	0.05
+ Tax impact on corporate transaction indemnity	—	—	—	(0.01)
+ Acquisition-related intangible asset amortization	0.26	0.21	0.91	0.74
+ Tax impact on acquisition-related intangible asset amortization	(0.06)	(0.05)	(0.21)	(0.17)
Adjusted diluted EPS attributable to IDEX	$2.01	$1.71	$8.12	$6.87

Diluted weighted average shares outstanding	75.9	76.5	76.0	76.4

(1) Represents the net impact of the acceleration of previously deferred revenue of $17.9 million and an impairment charge of $16.8 million as a result of a customer’s decision to discontinue further investment in commercializing its COVID-19 testing application. Refer to the Exit of a COVID-19 Testing Application section above for further detail.

Table 4: Reconciliations of Net Income to Adjusted EBITDA and Net Sales to Adjusted Net Sales (dollars in millions)

	For the Quarter Ended December 31, 2022
	FMT	HST	FSDP	Corporate	IDEX
Reported net income	$—	$—	$—	$—	$130.0
+ Provision for income taxes	—	—	—	—	33.5
+ Interest expense	—	—	—	—	12.1
- Other income (expense) - net	—	—	—	—	0.6
Operating income (loss)	76.2	79.2	42.6	(23.0)	175.0
+ Other income (expense) - net	(0.2)	(0.6)	(0.2)	1.6	0.6
+ Depreciation	4.1	7.3	2.1	0.2	13.7
+ Amortization	5.7	12.4	1.7	—	19.8
+ Fair value inventory step-up charges	—	8.1	—	—	8.1
+ Restructuring expenses and asset impairments	0.6	0.6	0.4	0.1	1.7
Adjusted EBITDA	$86.4	$107.0	$46.6	$(21.1)	$218.9

Net sales (eliminations)	$287.8	$353.0	$170.9	$(1.0)	$810.7

Net income margin					16.0%
Adjusted EBITDA margin	30.0%	30.3%	27.3%	n/m	27.0%

	For the Quarter Ended December 31, 2021
	FMT	HST	FSDP	Corporate	IDEX
Reported net income	$—	$—	$—	$—	$118.7
+ Provision for income taxes	—	—	—	—	34.5
+ Interest expense	—	—	—	—	9.6
- Other income (expense) - net	—	—	—	—	0.8
Operating income (loss)	63.9	75.9	42.8	(20.6)	162.0
+ Other income (expense) - net	(0.1)	(0.8)	0.6	1.1	0.8
+ Depreciation	4.0	8.0	2.1	0.2	14.3
+ Amortization	3.7	10.3	1.7	—	15.7
+ Restructuring expenses and asset impairments	(0.3)	—	0.4	0.6	0.7
+ Termination of the U.S. pension plan, net of curtailment	—	—	—	(1.1)	(1.1)
Adjusted EBITDA	$71.2	$93.4	$47.6	$(19.8)	$192.4

Net sales (eliminations)	$252.8	$294.1	$168.5	$(0.6)	$714.8

Net income margin					16.6%
Adjusted EBITDA margin	28.2%	31.8%	28.2%	n/m	26.9%

	For the Year Ended December 31, 2022
	FMT	HST	FSDP	Corporate	IDEX
Reported net income	$—	$—	$—	$—	$586.7
+ Provision for income taxes	—	—	—	—	162.7
+ Interest expense	—	—	—	—	40.7
- Other income (expense) - net	—	—	—	—	3.9
- Gain on sale of business	—	—	—	—	34.8
Operating income (loss)	334.0	334.9	166.6	(84.1)	751.4
+ Other income (expense) - net	1.8	1.9	2.4	(2.2)	3.9
+ Depreciation	16.1	25.7	8.4	0.5	50.7
+ Amortization	20.8	41.6	6.6	—	69.0
+ Fair value inventory step-up charges	0.4	8.1	—	—	8.5
+ Restructuring expenses and asset impairments	2.3	0.7	1.4	0.1	4.5
- Net impact from the exit of a COVID-19 testing application(1)	—	(1.1)	—	—	(1.1)
- Gains on sales of assets	(1.2)	—	(1.5)	—	(2.7)
Adjusted EBITDA	$374.2	$411.8	$183.9	$(85.7)	$884.2

Net sales (eliminations)	$1,167.3	$1,339.2	$679.2	$(3.8)	$3,181.9
- Impact from the exit of a COVID-19 testing application (1)		(17.9)			(17.9)
Adjusted net sales (eliminations)		$1,321.3			$3,164.0

Net income margin					18.4%
Adjusted EBITDA margin	32.1%	31.2%	27.1%	n/m	27.9%

(1) Represents the net impact of the acceleration of previously deferred revenue of $17.9 million and an impairment charge of $16.8 million as a result of a customer’s decision to discontinue further investment in commercializing its COVID-19 testing application. Refer to the Exit of a COVID-19 Testing Application section above for further detail.

	For the Year Ended December 31, 2021
	FMT	HST	FSDP	Corporate	IDEX
Reported net income	$—	$—	$—	$—	$449.3
+ Provision for income taxes	—	—	—	—	130.5
+ Interest expense	—	—	—	—	41.0
- Other income (expense) - net	—	—	—	—	(16.2)
Operating income (loss)	259.3	288.9	169.3	(80.5)	637.0
+ Other income (expense) - net	(6.1)	(0.5)	(1.2)	(8.4)	(16.2)
+ Depreciation	15.9	21.6	8.6	0.5	46.6
+ Amortization	14.6	35.1	6.7	—	56.4
+ Fair value inventory step-up charges	2.5	9.1	—	—	11.6
+ Restructuring expenses and asset impairments	4.5	1.7	0.5	2.6	9.3
+ Corporate transaction indemnity	—	—	—	3.5	3.5
+ Loss on early debt redemption	—	—	—	8.6	8.6
+ Termination of the U.S. pension plan, net of curtailment	6.3	—	1.8	0.5	8.6
Adjusted EBITDA	$297.0	$355.9	$185.7	$(73.2)	$765.4

Net sales (eliminations)	$998.7	$1,121.8	$647.9	$(3.6)	$2,764.8

Net income margin					16.3%
Adjusted EBITDA margin	29.7%	31.7%	28.7%	n/m	27.7%

Table 5: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (dollars in millions)

	For the Quarter Ended December 31,		For the Year Ended December 31,

	2022	2021	2022	2021
Cash flows from operating activities	$167.3	$163.1	$557.4	$565.3
- Capital expenditures	20.0	27.2	68.0	72.7
Free cash flow	$147.3	$135.9	$489.4	$492.6

Table 6: Reconciliation of Estimated 2023 EPS to Adjusted EPS Attributable to IDEX

	Guidance
	First Quarter 2023	Full Year 2023
Estimated diluted EPS attributable to IDEX	$1.74 - $1.79	$7.55 - $7.85
+ Acquisition-related intangible asset amortization	$0.31	$1.21
+ Tax impact on acquisition-related intangible asset amortization	$(0.07)	$(0.26)
Estimated adjusted diluted EPS attributable to IDEX	$1.98 - $2.03	$8.50 - $8.80

Table 7: Reconciliations of Reported-to-Adjusted Operating Income and Margin (dollars in millions)

Due to the change in the segment measure of profit and loss from operating income to Adjusted EBITDA during the fourth quarter of 2022 mentioned above, the Company included this table for transition purposes only.

	For the Quarter Ended December 31,
	2022					2021
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$76.2	$79.2	$42.6	$(23.0)	$175.0	$63.9	$75.9	$42.8	$(20.6)	$162.0
+ Fair value inventory step-up charges	—	8.1	—	—	8.1	—	—	—	—	—
+ Restructuring expenses and asset impairments	0.6	0.6	0.4	0.1	1.7	(0.3)	—	0.4	0.6	0.7
Adjusted operating income (loss)	$76.8	$87.9	$43.0	$(22.9)	$184.8	$63.6	$75.9	$43.2	$(20.0)	$162.7

Net sales (eliminations)	$287.8	$353.0	$170.9	$(1.0)	$810.7	$252.8	$294.1	$168.5	$(0.6)	$714.8

Reported operating margin	26.5%	22.4%	25.0%	n/m	21.6%	25.3%	25.8%	25.4%	n/m	22.7%
Adjusted operating margin	26.7%	24.9%	25.2%	n/m	22.8%	25.2%	25.8%	25.6%	n/m	22.8%

	For the Year Ended December 31,
	2022					2021
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$334.0	$334.9	$166.6	$(84.1)	$751.4	$259.3	$288.9	$169.3	$(80.5)	$637.0
+ Fair value inventory step-up charges	0.4	8.1	—	—	8.5	2.5	9.1	—	—	11.6
+ Restructuring expenses and asset impairments	2.3	0.7	1.4	0.1	4.5	4.5	1.7	0.5	2.6	9.3
- Impact from the exit of a COVID-19 testing application (1)	—	(1.1)	—	—	(1.1)	—	—	—	—	—
+ Corporate transaction indemnity	—	—	—	—	—	—	—	—	3.5	3.5
Adjusted operating income (loss)	$336.7	$342.6	$168.0	$(84.0)	$763.3	$266.3	$299.7	$169.8	$(74.4)	$661.4

Net sales (eliminations)	$1,167.3	$1,339.2	$679.2	$(3.8)	$3,181.9	$998.7	$1,121.8	$647.9	$(3.6)	$2,764.8
Adjusted net sales (eliminations)		$1,321.3			$3,164.0

Reported operating margin	28.6%	25.0%	24.5%	n/m	23.6%	26.0%	25.8%	26.1%	n/m	23.0%
Adjusted operating margin	28.8%	25.9%	24.7%	n/m	24.1%	26.7%	26.7%	26.2%	n/m	23.9%

(1) Represents the net impact of the acceleration of previously deferred revenue of $17.9 million and an impairment charge of $16.8 million as a result of a customer’s decision to discontinue further investment in commercializing its COVID-19 testing application. Refer to the Exit of a COVID-19 Testing Application section above for further detail.